CONFORMED COPY

                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT, dated as of August 11, 2000 (this "AGREEMENT"), by and among MAXCOR FINANCIAL GROUP INC., a Delaware corporation (the "BUYER"), and all of the stockholders of TRADESOFT TECHNOLOGIES, INC., a Delaware corporation (the "COMPANY"), whose names, addresses and holdings in the Company are set forth on SCHEDULE 1 hereto (individually, a "SELLER" and, collectively, the "SELLERS"; the Buyer and the Sellers are referred to herein sometimes individually as a "PARTY" and collectively as the "PARTIES") .

      WHEREAS, the Sellers are the beneficial and record owners of an aggregate of two thousand shares ("SHARES") of the common stock, without par value ("COMMON STOCK"), of the Company, which Shares represent all of the issued and outstanding shares of capital stock of the Company;

      WHEREAS, the Sellers desire to sell, and the Buyer desires to purchase, the Shares on the terms and conditions set forth herein (the "ACQUISITION");

      WHEREAS, two of the Sellers, John P. Bunch ("BUNCH") and Daniel A. White ("WHITE"), each holds a promissory note of the Company in the principal amount of sixty thousand dollars ($60,000) (together with any accrued and unpaid interest thereon, each a "NOTE" and, together, the "NOTES") and, in connection with his sale of the Shares owned by him, desires to be made whole on the Note held by him;

      NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements of the Parties, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                   ARTICLE I.

                           PURCHASE AND SALE; CLOSING

         1.01. PURCHASE AND SALE OF SHARES. Upon the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined), each of the Sellers agrees to sell, transfer, assign and deliver to the Buyer, free and clear of all liens, security interests, pledges, voting agreements, claims, options and encumbrances of every kind, character and description whatsoever ("LIENS"), and the Buyer agrees to purchase from such Seller, the number of Shares set forth opposite such Seller's name on Schedule 1. The aggregate consideration for the purchase of all of the Shares shall consist of (i) one million, thirty-five thousand dollars ($1,035,000) in cash (the "CASH CONSIDERATION") and (ii) an aggregate of one million (1,000,000) fully-paid and nonassessable shares of the common stock, par value $.001 ("BUYER COMMON STOCK"), of the Buyer (the "SHARE CONSIDERATION"). Each Seller shall be entitled to receive a pro rata portion of the Cash Consideration and the Share Consideration, based on his percentage ownership of the Shares ("PRO RATA PERCENTAGE"). It is understood that the Pro Rata Percentages of White and Bunch

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are thirty-seven and one-half percent (37-1/2%) and the Pro Rata Percentage of the other Seller, Robert McCully ("MCCULLY"), is twenty-five percent (25%).

      1.02. CASH ELECTION. Each Seller is entitled, with respect to his Pro Rata Percentage of the Share Consideration, to elect a cash alternative (the "CASH ELECTION OPTION"), pursuant to which he will receive, in lieu of all of the shares of the Buyer Common Stock otherwise receivable by him in the Acquisition, a cash amount (the "CASH ALTERNATIVE CONSIDERATION") equal to the product of (i) the number of shares of the Buyer Common Stock otherwise receivable by him in the Acquisition and (ii) one and six hundred sixty-seven one thousandths dollars ($1.667). White hereby irrevocably agrees that he is not electing the Cash Election Option for his portion of the Share Consideration (and, therefore, will receive both the Cash Consideration and the Share Consideration in the Acquisition). Bunch hereby irrevocably confirms that he is electing the Cash Election Option for his portion of the Share Consideration (and, therefore, will receive solely the Cash Consideration and the Cash Alternative Consideration in the Acquisition). McCully hereby irrevocably confirms that he is electing the Cash Election Option for his portion of the Share Consideration (and, therefore, will receive solely the Cash Consideration and the Cash Alternative Consideration in the Acquisition). Taking into account the Cash Election Options, SCHEDULE 2 sets forth opposite each Seller's name the Cash Consideration and the Share Consideration or the Cash Alternative Consideration, as the case may be (collectively, the "Consideration"), allocable in the Acquisition to such Seller, which, subject to the withholdings and offsets provided for in Sections 1.04, 1.05 and 1.09, shall be paid as provided in
Section 1.06 hereof.

      1.03. PURCHASE AND SALE OF THE NOTES. Upon the terms and subject to the conditions of this Agreement, at the Closing, White and Bunch each agrees to sell, transfer, assign and deliver to the Buyer, free and clear of all Liens, the Note held by him. The aggregate consideration for the purchase of each Note shall consist of sixty thousand dollars ($60,000) in cash, less, in the case of Bunch, nine thousand six hundred and ninety dollars ($9,690) owed by him to the Company (the "NOTE CONSIDERATION"), and shall be paid as provided in Section
1.06 hereof.

      1.04. RELEASE OF GUARANTIES. At the Closing, the Buyer shall cancel and redeliver to the Sellers the two separate personal guaranties made by White, in the case of one of the guaranties, and by White and Bunch, in the case of the other of the guaranties, with respect to certain obligations of the Company to the Buyer, each dated July 25, 2000 (the "GUARANTIES"), in exchange for offsetting from the Cash Consideration otherwise payable to each Seller, in accordance with the Pro Rata Percentages and as provided in Section 1.06 hereof, the amount set forth opposite each Seller's name on SCHEDULE 3 as a guaranty release payment (each, a "GUARANTY RELEASE PAYMENT").

      1.05. CERTAIN LEGAL FEES. At the Closing, the aggregate legal fees incurred by law firms representing the Sellers in connection with the Acquisition, as set forth on SCHEDULE 4 (the "TRANSACTION FEES"), will be (i) withheld from the aggregate Cash Consideration by offsetting from the Cash Consideration otherwise payable to each Seller, in accordance with the Pro Rata Percentages and as provided in Section 1.06 hereof, the amount set forth opposite such Seller's name on Schedule 3 and (ii) (x) all but ten thousand dollars ($10,000) of the portion of the Transaction Fees set forth on Schedule 4

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opposite the name of the law firm Esanu Katsky Korins & Siger, LLP ("EKKS")
shall be paid directly by the Buyer to the escrow account of EKKS, as listed on
Schedule 1 (the "EKKS ACCOUNT"), (y) such ten thousand dollars ($10,000) portion of such Transaction Fees shall be retained by the Buyer as reimbursement of amounts already paid by the Company to EKKS and (z) the portion of the Transaction Fees set forth on Schedule 4 opposite the name of the attorney Jonathan B. Lapin, Esq. ("LAPIN") shall be paid directly by the Buyer to the escrow account of Lapin, as listed on Schedule 1 (the "LAPIN ACCOUNT"). In addition, the portion of the Legal Fees (as defined) which is the responsibility of the Sellers pursuant to Section 5.01 of this Agreement will be (x) withheld from the aggregate Cash Consideration by offsetting, as provided in Section 1.06 hereof, equally from the Cash Consideration otherwise payable to each of White and Bunch the amount set forth opposite each of their names on Schedule 3 and
(y) retained by the Buyer for application by it or the Company, post-Closing, to settlement of such portion of the Legal Fees.

      1.06. CLOSING. The closing (the "CLOSING") of the purchase and sale of the Shares and the Notes hereunder shall take place at the offices of the Buyer, at 2 World Trade Center, 84th floor, New York, New York 10048, concurrently with the execution of this Agreement by the Parties (the time and date of the Closing being hereinafter called the "CLOSING DATE"). At the Closing:

         (a) the Buyer shall cause a wire transfer or transfers of immediately available funds, to such account of each of the Sellers as is set forth opposite such Seller's name on Schedule 1 (the "ACCOUNTS"), in the respective amounts set forth opposite such Seller's name on SCHEDULE 5, calculated as follows: (i) (x) the portion of the Cash Consideration allocable to such Seller plus (y) in the case of Bunch and McCully, the amount of the Cash Alternative Consideration to which each is entitled, in each case as set forth in detail on Schedule 2, minus
(ii) (x) in the case of Bunch and McCully, his respective portion of the Cash Escrow Amount to be placed in escrow under the Escrow Agreement (as each is defined), plus (y) in the case of White and Bunch, his respective portion of the Legal Fees plus (z) in the case of each Seller, his respective portion of the Transaction Fees and his respective Guaranty Release Payment, in each case as set forth in detail on Schedule 3;

         (b) the Buyer shall deliver to White a certificate or certificates issued in his name and representing the number of shares of the Buyer Common Stock allocable to him as his portion of the Share Consideration, as set forth on Schedule 2, less the Share Escrow Amount (as defined) to be placed in escrow under the Escrow Agreement (the "BUYER SHARE CERTIFICATES");

         (c) the Sellers shall deliver to the Buyer all certificates representing the Shares, duly endorsed for transfer or accompanied by stock powers duly endorsed in blank (the "SELLER SHARE CERTIFICATES");

         (d) each of White and Bunch shall deliver to the Buyer the respective Note held by him, in each case accompanied by an appropriate letter of assignment;

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         (e) the Buyer shall cause a wire transfer or transfers of immediately available funds, to the respective Accounts of each of White and Bunch, in the amount of (x) the Note Consideration payable to each of White and Bunch, as set forth on Schedule 2, and (y) in the case of Bunch, the Deferred Salary Obligation (as defined);

         (f) each Seller shall deliver to the Buyer a certification, in the form heretofore agreed, as to non-foreign status in accordance with Section 1445 of the Code (as defined) and the applicable U.S. Treasury regulations thereunder.

         (g) the Buyer shall receive a copy of the White Employment Agreement (as defined), as executed prior to the Closing by each of White and the Company;

         (h) in connection with the White Employment Agreement: (i) the Buyer shall cause a wire transfer of immediately available funds, to the Account of White, in the amount of the Loan (as defined) and the Second Loan (as defined) and (ii) White shall execute and deliver to the Buyer or the Company, as specified by the Buyer, the Loan Note (as defined) and the Second Loan Note (as defined);

         (i) the Buyer shall receive (x) a copy of the Bunch Non-Compete Agreement (as defined), as executed prior to the Closing by each of Bunch and the Company, and (y) a copy of the McCully Non-Compete Agreement (as defined), as executed on or prior to the Closing by each of McCully and the Company;

         (j) the Buyer shall receive a copy of each of the Other Employment Agreements (as defined), as executed prior to the Closing by the Company and each of the other parties thereto;

         (k) each Seller and the Company shall execute and deliver to each other the Mutual Release (as defined);

         (l) each Seller and Consultant (as defined) shall execute and deliver to the Company the Agreement as to Rights (as defined);

         (m) each Seller shall execute and deliver to the Company the Assumption Agreement (as defined);

         (n) the Company shall cause its Secretary to execute and deliver to the Buyer a certificate (x) attaching and attesting to the resolutions of the Company's Board of Directors and of the Company's stockholders in connection with the Acquisition and (y) attesting to such other matters in connection with the Acquisition as the Buyer may reasonably request;

         (o) the Company shall deliver, or cause to be delivered, to the Buyer the resignations, effective as of the Closing, of each member of its Board of Directors;

         (p) the Buyer shall receive from EKKS an opinion substantially in the form heretofore agreed, addressed to the Buyer and dated as of the Closing Date;

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         (q) the Buyer shall cause a wire transfer of immediately available funds (x) to the EKKS Account in the amount set forth as a Transaction Fee opposite EKKS's name on Schedule 5 and (y) to the Lapin Account in the amount set forth as a Transaction Fee opposite Lapin's name on Schedule 5;

         (r) the Company shall deliver the Source Code (as defined); and

         (s) the Buyer and each Seller shall execute and deliver to each other the Escrow Agreement (as defined). Except as otherwise provided in this Agreement, this Agreement, the Escrow Agreement, the Agreement as to Rights, the Assumption Agreement, the Mutual Release, the Other Employment Agreements, the Non-Compete Agreements (as defined), the White Employment Agreement, the Loan Note, the Second Loan Note, the Restricted Stock Grant (as defined), the Restricted Share Note (as defined) and each other agreement, certificate or instrument delivered by any of the Buyer, the Sellers or the Company at or in connection with the Closing in connection with the Acquisition are hereinafter referred to as the "ACQUISITION AGREEMENTS."

         1.07. COMPANY RECAPITALIZATION. Promptly following the Closing, either on the Closing Date or the next business day thereafter, the Buyer shall approve, and cause the Company to approve and file with the Secretary of State of the State of Delaware, the Certificate of Amendment, substantially in the form attached hereto as EXHIBIT A, to the Company's Certificate of Incorporation (the "RECAPITALIZATION").

         1.08. RESTRICTED STOCK GRANT. Promptly following the Recapitalization, either on the Closing Date or the next business day thereafter, (i) the Buyer shall cause the Company (x) to execute and deliver to White the Restricted Stock Grant and (y) to issue and deliver to White a certificate or certificates representing the Restricted Shares (as defined), and (ii) White shall (w) execute and deliver to the Company the Restricted Stock Grant, (x) pay to the Company the cash portion of the purchase price for the Restricted Shares, as set forth in the Restricted Stock Grant, (y) execute and deliver to the Company the Restricted Share Note and (z) execute and deliver to the Company a Section 83(b) election under the Code (as defined) with respect to the Restricted Shares.

         1.09. ESCROW. (a) At or immediately prior to the Closing, each of the Sellers, the Buyer and Continental Stock Transfer & Trust Company, as escrow agent (the "ESCROW AGENT"), will enter into an escrow agreement substantially in the form attached hereto as EXHIBIT B (the "ESCROW AGREEMENT"). At the Closing the Buyer will withhold from the Consideration otherwise payable to the Sellers, as provided in Section 1.06, (x) a cash amount equal to ten percent (10%) of the aggregate Cash Consideration and Cash Alternative Consideration receivable by Bunch and McCully, as set forth on Schedule 3 (the "CASH ESCROW AMOUNT"), and
(y) a certificate or certificates, made out in the name of White, representing sixty thousand, seven hundred eighty-three (60,783) shares of Buyer Common Stock (the "SHARE ESCROW AMOUNT" and, together with the Cash Escrow Amount, the "ESCROW AMOUNT"). At the Closing White shall deliver to the Buyer a stock power, duly executed by him, with the signature medallion guaranteed, with respect to the Share Escrow Amount. As soon as practicable thereafter the Buyer shall

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deliver or cause to be delivered to the Escrow Agent both the Escrow Amount and such stock power, for holding by the Escrow Agent in accordance with the terms of the Escrow Agreement.

         (b) The Escrow Agreement shall provide, among other things, for the establishment and maintenance of subaccounts with respect to each Seller for the Cash Escrow Amount allocable to, and being deposited by the Buyer on behalf of, each of Bunch and McCully and for the Share Escrow Amount allocable to, and being deposited by the Buyer on behalf of, White. The subaccount of each Seller under the Escrow Amount shall be reduced from time to time by the release to the Buyer of such funds or share certificates equal to the amount of Damages (as defined) with respect to which the Buyer is entitled to indemnity pursuant to
Article VI and by the amount of any award or judgment obtained post-Closing by the Buyer or the Company against such Seller under any of the other Acquisition Agreements, subject in each case to the procedures set forth in the Escrow Agreement. Upon any reduction of the Escrow Amount resulting from an indemnity claim hereunder, the subaccount of the Seller liable thereunder shall be reduced to reflect such payment.

         (c) The Escrow Agreement shall further provide, among other things, that on August 11, 2001, any funds or share certificates held in escrow in any subaccount for a Seller shall be released to such Seller; provided, however, that if, and to the extent that, there are one or more pending claims against any Seller at the close of business on August 10, 2001, the Escrow Agent shall continue to hold in escrow the funds or share certificates, as the case may be, that are equal to the amount of such claim or claims, as set forth in the notice or notices given pursuant to Section 6.03 of this Agreement, unless and until such claim or claims are resolved in one of the manners contemplated by the Escrow Agreement.

         1.10. SHARE LEGENDS. (a) The Buyer and the Sellers each acknowledge that neither the Shares, nor the shares of the Buyer Common Stock representing the Share Consideration (the "BUYER SHARES"), will be registered in connection with the Acquisition. Accordingly, both the Seller Share Certificates and the Buyer Share Certificates will be imprinted with the following legend:

               THE SHARES REPRESENTED BY THIS CERTIFICATE
               HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

         (b) In addition, the Buyer Share Certificates will be imprinted with the following legend:

               FURTHERMORE, PRIOR TO AUGUST 11, 2001, THE
               SHARES REPRESENTED BY THIS CERTIFICATE MAY BE
               SOLD OR OTHERWISE TRANSFERRED ONLY IN
               COMPLIANCE WITH THE CONDITIONS SPECIFIED IN

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               SECTION 5.14 OF THE STOCK PURCHASE AGREEMENT,
               DATED AS OF AUGUST 11, 2000, AMONG MAXCOR
               FINANCIAL GROUP INC. AND CERTAIN
               STOCKHOLDERS, A COMPLETE AND CORRECT COPY OF
               WHICH IS AVAILABLE AT THE PRINCIPAL OFFICES
               OF MAXCOR FINANCIAL GROUP INC. AND WILL BE
               FURNISHED WITHOUT CHARGE TO THE HOLDER HEREOF
               UPON WRITTEN REQUEST.

                                   ARTICLE II.

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         Each of the Sellers severally, and not jointly, represents and warrants to the Buyer with respect to such Seller, the Shares and Notes owned by such Seller and any shares of the Buyer Common Stock receivable by such Seller that:

         2.01. TITLE TO SHARES. Such Seller owns of record the number of Shares set forth opposite such Seller's name on Schedule 1, free and clear of all Liens, except for the existing shareholders' agreement, dated May 19, 2000 (the "SHAREHOLDERS' AGREEMENT"), between the Company and each Seller. Such Seller has full voting power over the Shares owned by him, and, except for the Shareholders' Agreement, the Shares are not subject to any proxy, shareholders' agreement or voting trust, and such Seller has full right, power and authority to sell and deliver the Shares in the manner provided for in this Agreement. Upon consummation of the Acquisition, the Shareholders' Agreement shall terminate of its own accord, without any further action required of the Company or such Seller, and such Seller will have transferred to the Buyer good title to the Shares held by him, free and clear of all Liens.

         2.02. TITLE TO THE NOTE. Each of White and Bunch owns the Note held by him, free and clear of all Liens. Such Seller has full right, power and authority to sell and deliver the Note in the manner provided for in this Agreement. Upon transfer of the Note, such Seller will have transferred to the Buyer good title to the Note, free and clear of all Liens.

         2.03. AUTHORIZATION. Such Seller has taken all action under the Shareholders' Agreement and the Settlement Agreement (as defined) necessary to authorize (i) such Sellers' execution and delivery of, and performance of his obligations under, this Agreement and each of the Acquisition Agreements to which such Seller is party and the consummation by such Seller of the transactions contemplated hereby and thereby and (ii) the Company's execution and delivery of, and performance of its obligations under, each of the Acquisition Agreements to which it is a party and the consummation by the Company of the transactions contemplated thereby. Assuming due execution and delivery by the other Parties, this Agreement is, and each of the Acquisition Agreements to which such Seller is a party will be, a valid and legally binding obligation of such Seller, enforceable in accordance with its terms, subject to

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applicable bankruptcy, insolvency and similar laws of general application affecting the enforcement of creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

         2.04. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by such Seller of this Agreement and by such Seller and the Company of the Acquisition Agreements to which they are parties, and the consummation of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Body by such Seller. "GOVERNMENTAL BODY" means any foreign, federal, state, municipal or other government, or any department, commission, investigative body, board bureau, agency, public authority or instrumentality thereof, or any court, mediator, arbitrator, self-regulatory organization or other tribunal.

         2.05. NON-CONTRAVENTION. The execution, delivery and performance by such Seller of this Agreement and each other Acquisition Agreement to which such Seller is a party, and the authorization by the Company of this Agreement, does not and will not (i) violate any law, order, rule, regulation, injunction or judgment applicable to such Seller, (iii) require any consent or other action by any Person under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, modification or acceleration of any right or obligation of such Seller under, or result in loss of any benefit to which such Seller is entitled under, any material agreement or other material instrument binding upon or held by such Seller or (iii) result in the creation or imposition of any Lien on the Shares owned by such Seller or any material asset of such Seller.

         2.05. INVESTMENT INTENT; NO REGISTRATION. White is acquiring the Buyer Shares for investment, and not with a view to, or for resale in connection with, a public offering or distribution thereof. White is aware that the Buyer Shares are not registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and, further, are subject to the transfer restrictions set forth in
Section 5.14 and accordingly, that he may not be able to sell or otherwise dispose of the Buyer Shares when he wishes to do so. White acknowledges that (i) he has received from the Buyer all information about the Buyer that he has requested, (ii) he has made his own analysis, and fully understands, the economic value of the Buyer Shares, and (iii) he has such knowledge and experience in financial and business matters that he is capable of using the information that is available to him concerning the Buyer to evaluate the risks of acquiring the Buyer Shares.

         2.06. BUYER DISCLOSURE. Such Seller acknowledges that, notwithstanding the representation of the Buyer in Section 4.03, the Buyer has been and will be exploring the possibility of selling investments in the Company to investors following the Closing and that the valuation of the Company implied by any such investments may be significantly greater than the Consideration.

         2.07. FINDERS' FEES. There is no investment banker, broker, trader or other intermediary which as been retained by or is authorized to act on behalf

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of such Seller and which might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

         2.08. FULL DISCLOSURE. The representations and warranties of such Seller contained in any Acquisition Agreement to which he is a party, and the statements contained in any certificate or schedule furnished by or on behalf of such Seller to the Buyer or the Company pursuant thereto, do not contain any untrue statement of a material fact, or omit to state any material fact necessary, in the light of the circumstances under which they were or are made, in order to make the statements herein and therein, taken as a whole, not misleading in any material respect.

                                  ARTICLE III.

            ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         For purposes of this Article III, references to "Acquisition Agreement" or "Acquisition Agreements" shall not include the Restricted Stock Grant. Subject to the foregoing, each of the Sellers jointly and severally warrants to the Buyer that:

         3.01. CORPORATE EXISTENCE AND POWER. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all corporate powers required to own, lease and operate its properties and assets and to conduct its business as now conducted and to carry out its responsibilities under each Acquisition Agreement to which it is a party. The Company has heretofore delivered to the Buyer a true and complete copy of each of the Company's Certificate of Incorporation and Bylaws, in each case as in effect as of the date hereof. The Company is duly qualified to do business as a foreign corporation, and is in good standing, (x) in each of New York and New Jersey and (y) in each other jurisdiction where such qualification is required for the conduct of its business as now conducted except where the absence of such qualification would not individually or in the aggregate have a Company Material Adverse Effect (as defined).

         3.02. SUBSIDIARIES AND AFFILIATES. The Company does not have, and has not had, any Subsidiaries (as defined). Other than the Sellers and Daniel A. White Consulting Inc. ("CONSULTANT"), the Company does not have, and has not had, any Affiliates (as defined). The Company does not have outstanding any capital commitments with respect to principal, joint venture or similar investments. "SUBSIDIARY" means, with respect to any person or entity (a "PERSON"), any other entity (i) of which fifty percent or more of either the equity interests in, or the voting control of, such entity is, directly or indirectly, beneficially owned by the referenced Person, or (ii) of which the referenced Person has the ability to (x) elect fifty percent or more of the directors or members of the governing board of such entity or (y) appoint either the general partner of a general partnership or limited partnership or the managing member of a limited liability company. "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with any such Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however,

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that an officer of the Company who is not also either a director or stockholder of the Company shall not, for purposes of this Agreement, be deemed to be an Affiliate of the Company solely by reason of such office holding.

         3.03. AUTHORIZATION. The Company has the requisite corporate power and authority, and has taken all corporate action necessary, in order to authorize
(i) the Sellers' execution and delivery of, and performance of their respective obligations under, this Agreement and the consummation by the Sellers of the transactions contemplated hereby, and (ii) the Company's execution and delivery of, and performance of its obligations under, each of the Acquisition Agreements to which it is a party and the consummation by the Company of the transactions contemplated thereby. Assuming due execution and delivery by the other Parties, each of the Acquisition Agreements to which the Company is a party will be a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws of general application affecting the enforcement of creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

         3.04. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Sellers of this Agreement and by Sellers and the Company of the Acquisition Agreements to which they are parties, and the consummation of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Body by the Company. "GOVERNMENTAL BODY" means any foreign, federal, state, municipal or other government, or any department, commission, investigative body, board bureau, agency, public authority or instrumentality thereof, or any court, mediator, arbitrator, self-regulatory organization or other tribunal.

         3.05. NON-CONTRAVENTION. The execution, delivery and performance by each Seller of this Agreement, and by the Company and any applicable Seller of each Acquisition Agreement to which the Company is a party, and the authorization by the Company of this Agreement, does not and will not (i) violate the Company's Certificate of Incorporation or Bylaws, (ii) violate any law, order, rule, regulation, injunction or judgment applicable to the Company,
(iii) except as provided in Schedule 3.05 to the disclosure schedule separately heretofore provided by the Sellers to the Buyer (the "SELLERS' DISCLOSURE SCHEDULE"), require any consent or other action by any Person under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, modification or acceleration of any right or obligation of the Company under, or result in loss of any benefit to which the Company is entitled under, any material agreement or other material instrument binding upon or held by the Company or (iv) result in the creation or imposition of any Lien on the Shares or any material asset of the Company.

         3.06. CAPITALIZATION. The authorized capital stock of the Company consists solely of five thousand (5,000) shares of Common Stock. The Shares constitute the only issued and outstanding shares of Common Stock. All of the Shares have been duly authorized and are legally and validly issued, fully paid and nonassessable. The Company does not have outstanding any securities convertible into or exchangeable for, or options, warrants or other rights to acquire, any of its capital stock (collectively, "RIGHTS") and does not have any obligation to make any payment in respect of any capital stock of the Company.
Schedule 1 sets forth a true, complete and correct list of each holder of Common Stock of the Company and the number of Shares each Seller owns as of the date hereof. Except for the Shares set forth opposite his name, no Seller has any rights or claims with respect to any ownership interest in the Company.

         3.07. FINANCIAL STATEMENTS; LIABILITIES. (a) Included as Schedule 3.07(a) to the Sellers' Disclosure Schedule are true, correct and complete copies of the compiled financial statements of the Company at and for the period ended May 26, 2000 (the "COMPILED FINANCIAL STATEMENTS"). The Compiled Financial Statements are complete and correct in all material respects and have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis ("GAAP"), except as disclosed in the accountant's compilation report attached thereto and except that statements of stockholders' equity, cash flows and notes to financial statements, which are required under GAAP, have not been included in the Compiled Financial Statements and, as a result, information concerning the Company which would otherwise, pursuant to GAAP, be disclosed in such statements and notes was not presented, and except that the Compiled Financial Statements were prepared without liability accruals (except as specifically noted therein). Subject to the foregoing, the Compiled Financial Statements present fairly the financial condition of the Company as of the dates thereof and of the results of its operations for the period then ended. The balance sheet as of May 26, 2000 included in the Compiled Financial Statements is hereinafter referred to as the "BALANCE SHEET" and the date thereof as the "BALANCE SHEET DATE."

         (b) As of the Closing, the Company does not have any direct or indirect liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not required to be set forth on a financial statement or the notes thereto in accordance with GAAP (collectively, the "LIABILITIES"), that was not set forth on Schedule 3.07(b)(1) to the Sellers' Disclosure Schedule, other than Liabilities aggregating to less than ten thousand dollars ($10,000) ("BASKET LIABILITIES"). Said Schedule 3.07(b)(1) sets forth (x) each Liability on the Closing Date by description and amount and (y) the assumptions, and the bases therefor, used in computing each Liability set forth thereon that is an accrual. For purposes of calculating the amount, if any, of the Basket Liabilities, only Liabilities that are missing from or, subject to the immediately following sentence, understated on, said Schedule 3.07(b)(1) shall be taken into account, so that Liabilities, if any, that are overstated on said Schedule 3.07(b)(1) shall, subject to the immediately following sentence, have no offsetting or other effect on the calculation. Notwithstanding the foregoing, with respect to liability accruals which are based on estimates (as contrasted with pro rata calculations of periodic amounts which are known on the date of this Agreement, such as payroll and lease payments), any such estimated accruals which are overstated may be used to offset any such estimated accruals which are understated. Since the Balance Sheet Date, the Company has not incurred any Liabilities except for Liabilities (i) set forth on Schedule 3.07(b)(2) to the Sellers' Disclosure Schedule, (ii) incurred pursuant to (and in accordance with the terms of) a Material Contract (as defined) set forth on Schedule 3.09 to the

Sellers' Disclosure Schedule or (iii) that, together with the Basket Liabilities, aggregate to less than ten thousand dollars ($10,000).

         (c) As of the Closing, the only unpaid legal fees, costs or expenses incurred by or on behalf of the Company are the fees set forth on SCHEDULE 4 (the "LEGAL FEES").

         3.08. ABSENCE OF MATERIAL ADVERSE EFFECTS; CONDUCT OF BUSINESS. Since the Balance Sheet Date, there has not been any event that, individually or together with all other events, has had or could reasonably be expected to have a Company Material Adverse Effect. "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, conditions (financial or otherwise), assets, liabilities or results of operations of the Company or on the Sellers' or the Company's ability to perform their obligations under each Acquisition Agreement to which any of them is a party. Since the Balance Sheet Date, except as contemplated or required by this Agreement or as set forth on Schedule 3.08 to the Sellers' Disclosure Schedule, the Company has conducted its business in the ordinary course, in a manner consistent with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth on Schedule 3.08 to the Seller's Disclosure Schedule, the Company has not:

         (a) made, declared, set aside or paid a dividend or made any other distribution or payment in cash, stock or property in respect of any shares of its capital stock (including the Common Stock), or paid any bonus or extraordinary amount or repaid any note or obligation to officers or employees of the Company, Consultant or any Affiliate or holders of the Common Stock;

         (b) sold, transferred, disposed of or discontinued any material portion of its assets, business or properties or otherwise permitted or allowed any of its assets or properties (real, personal or mixed, tangible or intangible) to be subjected to any Lien;

         (c) written-off or compromised any material receivable of or material debt owed to the Company; or

         (d) agreed or committed to do any of the foregoing.

         3.09. CONTRACTS. (a) Schedule 3.09(a) to the Sellers' Disclosure Schedule sets forth a true, complete and correct list of all Material Contracts to which the Company is a party or pursuant to which it, the Shares or its assets are bound. "MATERIAL CONTRACT" means any contract, lease, indebtedness, agreement or understanding, whether written or oral, including all amendments or modifications thereto (i) providing for annual payments of twenty-five thousand dollars ($25,000) or more or aggregate payments of fifty thousand dollars ($50,000) or more, (ii) for the purchase or rental of real property, (iii) evidencing indebtedness for borrowed money, (iv) with any related party of the Company or Consultant (e.g., an officer, director, employee or shareholder of the Company or Consultant, or a family member or Affiliate of any of the foregoing) or with Consultant or any Affiliate of the Company or Consultant, (v) providing for employment terms, conditions, rights or benefits of any director, officer or employee (including severance or retirement obligations), (vi) relating to any partnership, joint venture or similar arrangement, or any agreement to buy or sell a material amount of the business, stock or assets of the Company or any other Person, (vii) relating to obligations of confidentiality, (viii) requiring or committing the Company to indemnify any Person, (ix) providing a power of attorney to any other Person with respect to the Company or its business or assets, (x) requiring or committing the Company to develop or license any software to a third party, (xi) relating to the licensing or escrow of any software or source code of or used by the Company,
(xii) restricting the conduct of the Company's business in any material manner or (xiii) that is otherwise material to the Company.

         (b) The Company has delivered or otherwise made available to the Buyer a true, complete and correct copy of each Material Contract (including all amendments or modifications thereto). Each Material Contract is a valid and binding agreement of the Company and, to the knowledge of Sellers, the other parties thereto and is in full force and effect, and, except as set forth on
Schedule 3.09(b) of the Sellers' Disclosure Schedule, the Sellers do not know of the Company having received notice of any violation of any Material Contract by the Company from any of the other parties thereto. Except as set forth on said
Schedule 3.09(b), with respect to each Material Contract, neither the Company nor, to the knowledge of the Sellers, any other party is in breach or default thereunder and no event has occurred which with notice or lapse of time or both would constitute a breach or default by the Company thereunder or, to the knowledge of the Sellers, any other party thereunder, or give rise to any right of termination, modification or acceleration of any right or obligation of the Company thereunder or, to the knowledge of the Sellers, any other party thereunder, or result in loss of any benefit to which the Company is entitled thereunder.

         3.10. LITIGATION. There is no litigation, at law or in equity, or proceeding pending or, to the knowledge of the Sellers, threatened against the Company or any of its properties or any employee, officer or director of the Company (past and present), each in his capacity as such, or any Seller, before any Governmental Body. Neither the Sellers nor the Company has received any communication from or on behalf of any Person alleging that their consent is or may be required in connection with the transactions contemplated by this Agreement or any other Acquisition Agreement (other than Persons, other than the Sellers, Consultant and the Company, who are to be parties to an Acquisition Agreement).

         3.11. COMPLIANCE WITH LAW AND JUDGMENTS. To the knowledge of the Sellers, the business of the Company is not being and has not been conducted in violation of any applicable law, statute, ordinance, rule, regulation or other legal requirement of any Governmental Body (collectively, "LAW"), except for any such violations that in the aggregate would not reasonably be expected to have a Company Material Adverse Effect. The business of the Company is not being and has not been conducted in violation of any order, judgment, injunction or decree of any Governmental Body (collectively, "JUDGMENT"). Except as set forth on
Schedule 3.11 to the Sellers' Disclosure Schedule, neither the Company nor any of its properties is subject to any Judgment.

         3.12. PROPERTIES. The Company has good title to, or in the case of leased property has valid leasehold interests in, all property and assets

(whether real or personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for property and assets sold or transferred since the Balance Sheet Date in the ordinary course of business consistent with past practices. Such property and assets constitute all of the property and assets used in or held for use in the conduct of the Company's business. None of such property or assets (except that sold or transferred since the Balance Sheet Date in the ordinary course of business consistent with past practices) is subject to any Liens. The Company does not own any real property.

         3.13. INSURANCE COVERAGE. Schedule 3.13 to the Sellers' Disclosure Schedule sets forth a complete and accurate list of all insurance policies owned or held by the Company. Except as set forth on Schedule 3.13 to the Sellers' Disclosure Schedule, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy, except for such notices with respect to which the policy has been reinstated or notice withdrawn subsequent to the issuance thereof. All material insurance loss runs (including workmen's compensation claims) received in respect of the Company for the past two policy years are also set forth on Schedule 3.13 to the Sellers' Disclosure Schedule.

         3.14. MINUTES. The Company's minute book, a true and correct copy of which has been provided to the Buyer, accurately reflects all material action taken by, and authorizations made at meetings of, the Board of Directors (or any committees thereof) and/or the shareholders of the Company, except as set forth on Schedule 3.14 to the Sellers' Disclosure Schedule.

         3.15. FINDERS' FEES. There is no investment banker, broker, trader or other intermediary which has been retained by or is authorized to act on behalf of the Company and which might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

         3.16. EMPLOYEE BENEFIT MATTERS. (a) Schedule 3.16(a) to the Sellers' Disclosure Schedule sets forth a true and complete list of each employee or director benefit plan, arrangement or agreement, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (collectively, the "EMPLOYEE BENEFIT PLANS") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any current or former employee or director of the Company.

         (b) The Company has heretofore provided to the Buyer true and complete copies of each of the Employee Benefit Plans, as well as (i) each writing constituting a part of such Employee Benefit Plan, including all amendments thereto; (ii) the two most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent determination letter from the Internal Revenue Service ("IRS"), if applicable, for such Employee Benefit Plan; (iv) a copy of the two most recent annual reports and actuarial reports, if required under ERISA; and (v) if the Employee Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding vehicle.

         (c) (i) Each of the Employee Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "CODE") is so qualified, and there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (ii) no Employee Benefit Plan is subject to Title IV of ERISA, and the Company has never sponsored, maintained, contributed to or been required to contribute to any Employee Benefit Plan subject to Title IV of ERISA; (iii) the Company is not a participant in, nor required to make contributions to, any "multiemployer plan" within the meaning of Section 3(37) of ERISA and no withdrawal liability has been incurred by or asserted against the Company with respect to any multiemployer plan; (iv) except as set forth on Schedule 3.16(c) to the Sellers' Disclosure Schedule, no Employee Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former directors or employees of the Company beyond their termination of service, other than coverage mandated by applicable Law; (v) all contributions or other amounts payable by the Company as of the date hereof with respect to each Employee Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with Section 412 of the Code; (vi) each of the Employee Benefit Plans has been operated and administered in all material respects in accordance with their respective terms and applicable Laws, including, but not limited to, ERISA, the Code and the applicable regulations thereunder; and (vii) there are no pending, or to the knowledge of the Sellers, threatened or anticipated, claims (other than routine claims for benefits) by, on behalf of or against any of the Employee Benefit Plans or any trusts related thereto.

         (d) Neither the execution and delivery of this Agreement or any other Acquisition Agreement, nor the consummation of the transactions contemplated hereby or thereby (either alone or in conjunction with any other event), will
(i) result in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director, officer or employee of the Company under any Employee Benefit Plan, (ii) increase any benefits otherwise payable under any Employee Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

         3.17. PERSONNEL AND LABOR MATTERS. (a) Schedule 3.17(a) to the Sellers' Disclosure Schedule sets forth a complete and correct list of all employees of the Company, together with such individual's title and/or job description, date of hire, salary (with last date of increase), bonuses paid in respect of each of 1999 and 2000, and a description of any other material compensation arrangements or agreements affecting such individual.

         (b) The Company is not a party to any collective bargaining agreement with any labor organization, nor has the Company agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of the employees of the Company. Except as set forth in Schedule 3.17(b) to the Sellers' Disclosure Schedule, no employees of the Company have left or been terminated in calendar year 2000.

         (c) Schedule 3.17(c) to the Sellers' Disclosure Schedule sets forth a complete list of each Person engaged by the Company since January 1, 1998 to render consulting or similar services to the Company as an independent contractor.

         3.18. TAXES. (a) Except as set forth on Schedule 3.18(a) to the Sellers' Disclosure Schedule, all Tax Returns (as defined) required to be filed have been timely filed, all such Tax Returns are correct and complete in all material respects, and all Taxes due and owing have been timely paid. The Company has delivered to the Buyer correct and complete copies of all Tax Returns that have been filed for all open years. Adequate accruals or reserves have been established on the Balance Sheet for Taxes accrued but not yet due and owing as of the Balance Sheet Date. Except as set forth on Schedule 3.18(a) to the Sellers' Disclosure Schedule, the Company has complied in all material respects with all applicable Laws and Judgments relating to Taxes required to be withheld or collected, including, without limitation, Taxes required to be withheld pursuant to Sections 1441 and 1442 of the Code and Taxes required to be withheld from employee wages. There are no Liens for Taxes on any assets of the Company, except for statutory-based liens for current Taxes not yet due.

         (b) Except as set forth in Schedule 3.18(b) to the Sellers' Disclosure Schedule, (i) there has not been any audit of any Tax Return and no audit of any such Tax Return is in progress and neither the Company nor any Seller has been notified by any Governmental Body responsible for the determination, assessment or collection of Taxes ("TAX AUTHORITY") that any such audit is contemplated or pending, (ii) no Tax deficiency or claim for additional Taxes has been asserted or, to the knowledge of the Sellers, threatened to be asserted by any Tax Authority, and (iii) no extension of time with respect to any date on which a Tax Return was or is to be filed has been requested or is in force, and no waiver or agreement has been requested or is in force for the extension of time for the assessment or payment of any Tax. Neither the Company nor any Seller has been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed.

         (c) The Company is not a "consenting corporation" within the meaning of
Section 341(f) of the Code, and none of the assets of the Company are subject to an election under Section 341(f) of the Code. The Company does not have any actual or potential liability for any taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law in any jurisdiction), or as a transferee or successor, by contract, or otherwise. Nor is the Company a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

         (d) For purposes of this Agreement, "TAX" includes all federal, state, local and foreign taxes or assessments, including income, sales, gross receipts, excise, use, value added, royalty, franchise, payroll, withholding, property and import taxes and any additions to tax, interest or penalties applicable thereto, and "TAXES" includes all taxes required to be paid by the Company. For purposes of this Agreement, the term "TAX RETURN" means any report, return, statement, declaration or other written information required to be supplied to a Tax Authority in connection with Taxes and any amended returns.

         3.19. INTELLECTUAL PROPERTY. (a) The Company owns, or is licensed or otherwise has the legal rights to use, all patents and patent applications, domain names, trademarks and service marks, trademark and service mark registrations and applications, trade names, logos, copyrights, copyright registrations and applications, web site content, trade secrets, know-how, proprietary processes and formulae and computer software programs as are used or held for use by the Company for the conduct of its business (collectively, the "INTELLECTUAL PROPERTY"), subject to the further provisions of this Section 3.19(a), and the use of such Intellectual Property in the conduct of such business does not (i) to the Sellers' knowledge, infringe or violate any patent or trademark right or contract right of any Person or (ii) infringe or violate
(x) any copyright or trade secret right or intellectual property right (other than a patent, trademark or contract right) of any Person or (y) any settlement agreements or Judgments applicable to the Company or by which its assets are bound.

         (b) Schedule 3.19(b) to the Sellers' Disclosure Schedule sets forth, to the extent owned by the Company, a complete and accurate list of all U.S., state and foreign: (i) patents and patent applications; (ii) trademark and service mark registrations (including Internet domain name registrations) and trademark and service mark applications, (iii) material unregistered trademarks and service marks; (iv) copyright registrations and copyright applications and (v) material unregistered copyrights. Neither the Company nor any Seller has received any notice from any third party challenging the validity of the ownership or the right of the Company to use any of the Intellectual Property listed in said Schedule.

         (c) Schedule 3.19(c) to the Sellers' Disclosure Schedule identifies (i) by name and general description all computer programs, including software implementations of algorithms, models and methodologies, whether in source code or object code form, databases and compilations, and all documentation, including user manuals and training manuals, related to any of the foregoing (collectively, "SOFTWARE") owned by the Company ("PROPRIETARY SOFTWARE") and
(ii) each web site owned by the Company ("WEB SITES").

         (d) Except as set forth in Schedule 3.19(d) to the Sellers' Disclosure Schedule, any Intellectual Property owned by the Company, and to the knowledge of the Sellers, any Intellectual Property used but not owned by the Company, has been duly maintained and has not expired or been cancelled (if applicable) or abandoned.

         (e) Except as set forth in Schedule 3.19(e) to the Sellers' Disclosure
Schedule: (i) to the knowledge of the Sellers, no claims, or threat of claims, have been asserted by any Person related to the use in the conduct of the Company's business of any Intellectual Property rights or challenging or questioning the validity or effectiveness of any material license or agreement relating to the Intellectual Property; and no such claims or threats of claims are still in effect or pending; (ii) no settlement agreements, consents, Judgments, forbearance to sue or similar obligations limit or restrict the Company or any of its rights in and to any Intellectual Property; (iii) the

Company has not licensed or sublicensed its rights in any Intellectual Property, or received or been granted any such rights; and (iv) to the knowledge of the Sellers, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by the Company.

         (f) The Company has taken what the Sellers believe to be reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all of the Intellectual Property owned by the Company, including where appropriate entering into confidentiality and or nondisclosure agreements with officers, subcontractors, independent contractors and full and part-time employees.

         (g) All Proprietary Software and Web Sites were either developed (i) by employees of the Company within the scope of their employment; (ii) by independent contractors as "works-made-for-hire," as that term is defined under
Section 101 of the United States Copyright Act, 17 U.S.C. ss. 101, pursuant to written agreement; or (iii) by third parties who have assigned all of their rights therein to the Company pursuant to a written agreement. No former or present employees, officers or directors of the Company or of Consultant, or other third parties who have developed or participated in the development of the Proprietary Software or Web Sites, retain any rights of ownership or use of the Proprietary Software or Web Sites, and no such persons have asserted any claims to any rights therein.

         3.20. YEAR 2000 COMPLIANCE. Except as set forth on Schedule 3.20 to the Sellers' Disclosure Schedule, all Software (whether embedded or otherwise), systems and hardware owned, presently being used or held for use, licensed or relied on by the Company is Year 2000 Compliant, and the Company is not aware of any material Y2K-related problems experienced by its Software, systems and hardware. In addition, the Company has not been informed by any other entities on which it relies that any such parties experienced any Y2K-related problems. The term "YEAR 2000 COMPLIANT" means for all dates and times, when used on a stand-alone system or in combination with other software or systems: (i) the application system functions and receives and processes dates and times correctly without abnormal results; (ii) all date related calculations are correct (including, without limitation, age calculations, duration calculations and scheduling calculations); (iii) all manipulations and comparisons of date-related data produce correct results for all valid date values within the scope of the application; (iv) there is no post-1900 century ambiguity; and (v) leap years subsequent to 1900 are accounted for and correctly identified.

         3.21. BANK ACCOUNTS. Set forth in Schedule 3.21 to the Sellers' Disclosure Schedule is the name of each bank, safe deposit company or other financial institution in which the Company has an account, lock box or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto.

         3.22. FULL DISCLOSURE. The representations and warranties of the Company contained in any Acquisition Agreement to which it is a party, and the statements contained in any certificate or schedule furnished by or on behalf or the Company to the Buyer pursuant thereto, do not contain any untrue statement of a material fact, or omit to state any material fact necessary, in the light of the circumstances under which they were or are made, in order to make the statements herein and therein, taken as a whole, not misleading in any material respect.

                                   ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to the Sellers (in the case of Sections 4.01 through 4.08 and Section 4.10 below) and to White (in the case of
Section 4.09 below) that:

         4.01. CORPORATE EXISTENCE . The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.02. AUTHORIZATION. The Buyer has the requisite corporate power and authority, and has taken all corporate action necessary, in order to authorize the Buyer's execution and delivery of, and performance of its obligations under, this Agreement and each of the Acquisition Agreements to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby. Assuming due execution and delivery by the other Parties, each of this Agreement and the Acquisition Agreements to which it is a party will be a valid and legally binding obligation of the Buyer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws of general application affecting the enforcement of creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

         4.03. GOVERNMENTAL AUTHORIZATION. Except for any notice required to be given to the Nasdaq Stock Market in connection with the issuance of the Buyer Shares, the execution, delivery and performance by the Buyer of this Agreement and of the Acquisition Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Body by the Buyer.

         4.04. INVESTMENT INTENT; NO REGISTRATION. The Buyer is acquiring the Shares and the Note for investment, and not with a view to, or for resale in connection with, a public offering or distribution thereof. The Buyer is aware that neither the Shares nor the Note are registered under the Securities Act and, accordingly, that it may not be able to sell or otherwise dispose of the Shares or the Note when it wishes to do so. The Buyer acknowledges that (i) it has received from the Company all information about the Company that it has requested, (ii) it has made its own analysis, and fully understands, the economic value of the Shares and the Notes, and (iii) it has such knowledge and experience in financial and business matters that it is capable of using the information that is available to it concerning the Company to evaluate the risks of purchasing the Shares and the Notes.

         4.05. NON-CONTRAVENTION. The execution, delivery and performance by the Buyer of this Agreement and each other Acquisition Agreement to which it is a party does not and will not (i) violate the Buyer's Certificate of Incorporation or Bylaws, (ii) violate any Law or Judgment applicable to the Buyer, (iii) require any consent or other action by any Person under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, modification or acceleration of any right or obligation of the Buyer under, or result in loss of any benefit to which the Buyer is entitled under, any material agreement or other material instrument binding upon or held by the Buyer or (iv) result in the creation or imposition of any Lien on any asset of the Buyer, except, in the case of clauses (ii), (iii) and (iv), for any such violations, failures to obtain consent, defaults, rights of termination, modification or acceleration, losses of benefits and Liens that, individually and in the aggregate, would not have a Buyer Material Adverse Effect. "BUYER MATERIAL ADVERSE EFFECT" means a material adverse effect on the Buyer's ability to timely perform its obligations under this Agreement and each other Acquisition Agreement to which it is a party.

         4.06. LITIGATION. There is no litigation, at law or in equity, or proceeding pending or, to the knowledge of the Buyer, threatened against, or affecting, the Buyer before any Governmental Body which, if adversely decided, would reasonably be expected to have a Buyer Material Adverse Effect. The Buyer is not subject to any Judgment which, individually or in the aggregate, could reasonably be expected to have a Buyer Material Adverse Effect.

         4.07. FINDERS' FEES. There is no investment banker, broker, trader or other intermediary which has been retained by or is authorized to act on behalf of the Buyer and which might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

         4.08. FINANCING. The Buyer has all of the funds required to consummate the transactions contemplated by this Agreement.

         4.09. BUYER SHARES. Upon their issuance to White in the Acquisition, the Buyer Shares will have been duly authorized and will be legally and validly issued, fully paid and nonassessable, subject, however, to the Escrow Agreement. Upon their issuance to White pursuant to the Restricted Stock Grant, the Restricted Shares will have been duly authorized by the Company. Subject to the restrictions on transfer imposed by or described in this Agreement, upon consummation of the Acquisition the Buyer will have transferred to White good title to the Buyer Shares, free and clear of all Liens (other than such restrictions).

         4.10. SEC DOCUMENTS. The Buyer has heretofore provided or made available to the Sellers copies of (i) the Buyer's Form 10-K for the year ended December 31, 1999, (ii) the Buyer's Form 10-Q for the quarter ended March 31, 2000, (iii) all reports on Form 8-K filed by the Buyer subsequent to December 31, 1999, and (iv) the Buyer's proxy statement for its 2000 annual meeting of stockholders (collectively, the "SEC DOCUMENTS"). The SEC Documents, as of their respective dates, complied in all material respects with the applicable requirements of the Securities Exchange of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and none of the SEC Documents contained, as of their respective dates, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect.

                                   ARTICLE V.

                                    COVENANTS

         5.01. CERTAIN LEGAL FEES. Following the Closing, the Company will retain as a liability the portions and amounts of the Legal Fees set forth on
Schedule 4 as being retained by the Company, and each Seller will bear the liability for the portions and amounts of the Legal Fees set forth opposite such Seller's name on said Schedule 4. As contemplated by Section 1.05 hereof, such liability of such Seller shall be discharged by an offset, in the amount of such liability, against the Cash Consideration otherwise payable to such Seller at the Closing.

         5.02. CONFIDENTIALITY. Each of the Sellers heretofore have treated, and hereinafter will treat, as confidential all Confidential Information. Each of the Sellers agrees not to reveal, report, publish, disclose or transfer any Confidential Information to any person or entity (other than the Buyer), and further agrees that will not at any time use any Confidential Information for any purpose other than, in the case of White, for purposes of carrying out the Company's business. Each of Bunch and McCully hereby agree, within fifteen days of the Closing, to return to the Company all copies of any written (or otherwise stored, including electronically) Confidential Information (including any notes, extracts or other documents reflecting such information) in his possession. For the purposes of this Agreement, "CONFIDENTIAL INFORMATION" means the trade secrets, client lists, customer preferences, computer software programs, financial models, technology practices and other proprietary and/or confidential information (collectively, "Confidential Information") of or relating to the Company and its business. Confidential Information, however, shall not include
(i) any information known generally to the public or otherwise in the public domain (other than as a result of unauthorized disclosure made or caused by any Seller), (ii) any information generally obtainable on a non-confidential basis from a source other than the Company or any Seller that is not itself or himself bound by a confidentiality or non-disclosure obligation or (iii) any information which, subsequent to the later of (x) the Closing and (y) the Seller's termination of employment with the Company, such Seller can demonstrate was developed without reference to Confidential Information.

         5.03. NON-SOLICITATION OF EMPLOYEES. Each of the Sellers agrees that neither he, nor any of his Affiliates (or the respective directors, officers, employees and representatives of such Seller or any of his Affiliates), at any time during the two-year period immediately following Closing shall, without the prior written consent of the Buyer, directly or indirectly solicit for employment or retention (as a consultant, independent contractor or otherwise), employ, retain, contract with or attempt to contract with any person who was, is, or is hereafter employed or retained by the Company or any of its Subsidiaries or any of their successors.

         5.04. FURTHER ASSURANCES AND COOPERATION. Each of the Parties shall, from time to time after the Closing, upon the request of any other Party and without further consideration, execute, acknowledge and deliver in proper form any further instruments, and take such further actions, as such other Party may reasonably require, to carry out effectively the intent of this Agreement and the other Acquisition Agreements. From and after the Closing, each Party shall cooperate fully with each other Party, including, but not limited to, providing necessary or appropriate testimony without further consideration (other than reimbursement of reasonable expenses) in connection with any claim, action, suit, proceeding, inquiry or investigation of a third party relating to this Agreement or the other Acquisition Agreements, the transactions contemplated hereby or thereby, or the conduct of the Company and its business prior to the Closing.

         5.05. PUBLIC ANNOUNCEMENTS. Neither the Buyer, on the one hand, nor any of Sellers, on the other hand, shall issue any press release or make any public statement with respect to this Agreement or the other Acquisition Agreements, or the transactions contemplated hereby or thereby, without the prior consent of the Sellers' Representative (as defined), in the case of a release or statement by the Buyer, or of the Buyer, in the case of a release or statement by any Seller (which consent will not be unreasonably withheld or delayed); PROVIDED, HOWEVER, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law (including filings under the Exchange
Act) or by obligations imposed pursuant to Nasdaq Stock Market regulations and
(ii) the Party making such disclosure has first used its reasonable best efforts to consult with (but not obtain the consent of) the Buyer or the Sellers' Representative, as the case may be, about the form and substance of such disclosure.

         5.06. WHITE EMPLOYMENT AGREEMENT; RESTRICTED SHARES. (a) Prior to the Closing, each Seller has approved and, together with the other Sellers has caused the Company to approve and enter into, and the Company has entered into, a superseding employment agreement with White in the form heretofore approved by the Buyer (the "WHITE EMPLOYMENT AGREEMENT"), with effect from and after the time immediately prior to the Closing (the "EFFECTIVE TIME"). In connection with the White Employment Agreement, the Buyer at the Closing shall lend White the amount of one hundred forty-four thousand dollars ($144,000) (the "LOAN"), which will be evidenced by a promissory note of White in the form attached as Exhibit 1 to the White Employment Agreement (the "LOAN NOTE"), and the amount of forty thousand dollars ($40,000), which will be evidenced by a promissory note of White in the form attached as Exhibit 2 to the White Employment Agreement (the "SECOND LOAN NOTE"). The Loan and the Second Loan shall have the terms set forth in the Loan Note and the Second Loan Note, respectively.

         (b) In connection with the White Employment Agreement, promptly following the Recapitalization as contemplated by Section 1.08 hereof, the Buyer shall cause the Company to issue and sell to White a number of shares of restricted Common Stock of the Company that represent a ten percent (10%) interest in the outstanding Common Stock of the Company immediately after the Closing and after giving effect to such issuance (the "RESTRICTED SHARES"). The Restricted Shares shall be issued and sold to White pursuant to a restricted stock grant in the form attached hereto as EXHIBIT C (the "RESTRICTED STOCK GRANT") and shall have the vesting, forfeiture, transfer restriction and other terms and conditions set forth in the Restricted Stock Grant. White shall purchase the Restricted Shares by delivery to the Buyer of (i) forty thousand dollars ($40,000) in cash and (ii) a promissory note of White in the principal amount of one hundred sixty thousand dollars ($160,000), which note shall be secured by the Restricted Shares (pursuant to a separate pledge agreement if requested by the Company) but non-recourse as to White and otherwise in the form attached as Exhibit A to the Restricted Stock Grant (the "RESTRICTED SHARE NOTE").

         5.07. OTHER EMPLOYMENT AGREEMENTS. Prior to the Closing, each Seller, together with the other Sellers, has caused the Company to approve and enter into, and the Company has entered into, superseding employment agreements with each of Ian Doull ("DOULL") and Scott Collins ("COLLINS") in the forms heretofore approved by the Buyer (the "OTHER EMPLOYMENT AGREEMENTS"), each with effect from and after the Effective Time.

         5.08. OTHER AGREEMENTS. Prior to the Closing, each Seller has approved and, together with the other Sellers, has caused the Company to approve and enter into, and the Company has entered into, a non-competition agreement with Bunch in the form heretofore approved by the Buyer (the "BUNCH NON-COMPETE AGREEMENT"), which terminates his employment with the Company, among other things, with effect from and after the Effective Time. At or prior to the Closing, each Seller, together with the other Sellers, shall cause the Company to approve and enter into a non-competition agreement with McCully in the form heretofore approved by the Buyer (the "MCCULLY NON-COMPETE AGREEMENT" and, together with the Bunch Non-Compete Agreement, the "NON-COMPETE AGREEMENTS"), with effect from and after the Closing.

         5.09. MUTUAL RELEASE. At or prior to the Closing, each Seller and the Company shall enter into a mutual general release in the form attached hereto as EXHIBIT D (the "MUTUAL Release").

         5.10. CERTAIN OTHER EMPLOYMENT MATTERS. From and after the Closing, the Buyer shall cause the Company or one of its other Affiliates to offer continued employment, which shall be guaranteed for one year, but thereafter be on an at-will basis, to each of the persons, at the salaries and bonuses, listed on
SCHEDULE 6 attached hereto, subject, however, to (i) such person relocating to the Buyer's New York offices if and when the Buyer so requests and (ii) such person executing and delivering to the Company, within ten (10) days of the Closing, a waiver in the form attached hereto as EXHIBIT E ("WAIVER"). Notwithstanding the foregoing, the salary level set forth in Schedule 6 for any person shall not take effect until the business day following the Company's receipt of the Waiver for such person. After the Closing, the Buyer will establish a separate option plan for the Company, with such terms and conditions as the Buyer may determine (the "COMPANY OPTION PLAN"). The Buyer agrees to cause the Company to reserve for issuance under the Company Option Plan, for grant to existing employees of the Company (other than White, Doull and Collins) who continue with the Company or an Affiliate of the Buyer after the Closing, options representing in the aggregate the equivalent of a 0.5% interest in the outstanding Common Stock of the Company immediately after the Closing. The specific grant and allocation of such options to such employees will be determined by White, after good faith consultation with the Buyer. From and after the Closing, the benefits to be provided to employees of the Company as of the Closing who continue to be employed by the Company or an Affiliate of the Buyer shall be the benefit plans and programs provided to similarly-situated employees of the Buyer's Euro Brokers Inc. Affiliate.

         5.11. INTELLECTUAL PROPERTY. At the Closing, each Seller shall execute and deliver to the Company, and White shall cause Consultant to execute and deliver to the Company, assignments in the form attached hereto as EXHIBIT F (the "AGREEMENT AS TO RIGHTS") of all of the respective results and proceeds of their respective efforts and services heretofore provided to or on behalf of the Company, including, but not limited to, all software, source code, object code, designs, architecture and works, and all materials related thereto or derived therefrom, in whatever stage of completion as may exist (the "Property"). After the Closing, each Seller and Consultant will, at the request of the Company, do all acts and things as may be necessary to vest the entire right, title and interest in the Property throughout the world in the Company and secure to the Company the full benefit of the same, including, but not limited to, executing any further necessary instruments and providing testimony in any proceeding challenging the Company's ownership of the Property.

         5.12. ASSUMPTION OF CERTAIN LIABILITIES. At or prior to the Closing, each of the Sellers will expressly assume, severally in accordance with their Pro Rata Percentages and not jointly, and pursuant to an assumption agreement substantially in the form attached hereto as EXHIBIT G ("ASSUMPTION AGREEMENT"), seventy percent (70%) in the aggregate of the specified liabilities of the Company set forth on part one of SCHEDULE 7 (the "SPECIFIED LIABILITIES"), and each Seller agrees otherwise to comply with the provisions of part two of
Schedule 7 with respect to the Specified Liabilities. The thirty percent (30%) of the Specified Liabilities set forth on part one of Schedule 7 shall, following the Closing, be retained by the Company, and the Buyer shall otherwise comply, and cause the Company to comply, with the provisions of part two of
Schedule 7 with respect to the Specified Liabilities.

         5.13. CERTAIN TAX MATTERS. The Buyer shall cause the Company to prepare, or cause to be prepared, in consultation with the Sellers' Representative, at the Company's own expense, and timely file or cause to be filed all required Tax Returns with respect to any taxable period ending on or prior to the Closing Date. All such returns shall be prepared and all elections with respect to such returns shall be made, to the extent permitted by Law, in a manner consistent with prior practice. Before filing any Tax Return with respect to any such pre-Closing period, the Buyer shall cause the Company to provide Sellers' Representative with, or cause to be provided, a copy of such Tax Return, and a reasonable opportunity to comment thereon, at least thirty business days prior to the last date for timely filing such Tax Return (giving effect to any valid extensions thereof). The Buyer agrees to cause the Company to incorporate, or cause to be incorporated, in such Tax Return any reasonable and lawful comments, consistent with prior practice, of the Sellers' Representative that are provided to the Buyer within twenty business days of such receipt, provided that the incorporation thereof does not unnecessarily materially prejudice the Buyer or any of its consolidated Affiliates. Each Seller shall be responsible to pay his Pro Rata Percentage of all Taxes related to any such Tax Return to the extent that such Taxes are with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date.

         5.14. BUYER SHARES. White hereby agrees and acknowledges that he will not sell, transfer, pledge or otherwise dispose of the Buyer Shares for a period of one year following the Closing, and that the Buyer Share Certificates will be legended to such effect, as set forth in Section 1.06(b); provided, however, that during such period White may transfer the Buyer Shares in a private transaction to a Permitted Transferee who, prior to such transfer, agrees in writing to be bound by the provisions of this Section 5.14 and, if the transfer relates to Buyer Shares held in escrow, of the Escrow Agreement. A "PERMITTED TRANSFEREE" is a person who (i) acquires the Buyer Shares by will or by the laws of descent and distribution, (ii) is a member of White's immediate family or a trust established for his or their benefit, or (iii) a partnership, limited liability company, corporation or other entity if all of the beneficial owners thereof are White, members of his immediate family or trusts for his or their benefit. Following such one-year period, the Buyer, at the request of White, shall cause its transfer agent to issue, reasonably promptly upon White's request, substitute Buyer Share Certificates to White, without such legend (although still with the legend set forth in Section 1.06(a) until such time as it is demonstrated that such shares may be sold pursuant to Rule 144(k) promulgated under the Securities Act).

         5.15. DEFERRED SALARY PAYMENT. At the Closing, the Buyer shall, or cause the Company to, pay Bunch, in his capacity as an officer of the Company, the amount of twenty-seven thousand twenty-eight and forty-seven one hundredths dollars ($27,028.47), representing the net amount, after applicable withholdings (which the Buyer shall cause the Company to forward in timely fashion to the appropriate taxing authorities), of a deferred salary obligation in the gross amount of fifty thousand dollars ($50,000) owed to Bunch by the Company (the "DEFERRED SALARY OBLIGATION"), which payment Bunch agrees shall be in full settlement of any and all deferred salary obligations of the Company to Bunch. White hereby acknowledges that the Company does not owe him, or that he has irrevocably waived, any deferred salary obligations.

         5.16. CERTAIN OTHER AGREEMENTS. Neither the execution of this Agreement or any other Acquisition Agreement, nor the occurrence of the Closing, shall modify, supersede or otherwise affect either (i) the Confidentiality Agreement, dated April 22, 1999, between the Buyer and the Company, and to which each Seller has separately agreed in an addendum of the same date (collectively, the "CONFIDENTIALITY AGREEMENTS") or (ii) the Letter Agreement, dated August 24, 1999, between the Buyer's Affiliate, Maxcor Information Inc. ("MII") and the Company (the "LICENSE AGREEMENT"), each of which will remain in full force and effect in accordance with their respective terms; provided, however, that from and after the Closing MII and the Company shall have full and sole right and discretion to terminate, modify, sell or otherwise transfer the License Agreement in any manner that they see fit; and provided, further, that from and after the Closing, the related letter agreement of the same date as the License Agreement between MII and the Sellers shall be deemed terminated and superseded by (x) in the case of White, the White Employment Agreement and (y) in the case of Bunch and McCully, the Non-Compete Agreements.

         5.17. SETTLEMENT AGREEMENT. McCully hereby represents, warrants and agrees that, from and after the Closing (i) none of the Company, White or Bunch shall have any obligation or liability of any kind and description and however arising (regardless of whether such liability relates to acts or omissions occurring prior to the Closing) to him under paragraph 10 of the certain settlement agreement, dated May 19, 2000, between McCully, on the one hand, and the Company and White and Bunch, on the other hand (the "SETTLEMENT AGREEMENT"), and (ii) the Settlement Agreement shall be, and hereby is, deemed amended to delete said paragraph 10 in its entirety.

         5.18. SOURCE CODE. At the Closing, the Sellers shall cause the Company to deliver to the Buyer, in a readable, electronic file format, the source code for the electronic, Brady bond dealing system currently deployed under license to the Buyer's inter-dealer brokerage affiliate (the "SOURCE CODE"). Within ten
(10) days of the Closing, White shall cause to be delivered to the Buyer, in a readable, electronic file format, the source code for all other material Proprietary Software.

                                   ARTICLE VI.

                      SURVIVAL; INDEMNIFICATION; DISPUTES1

         6.01. SURVIVAL. The representations and warranties of the Parties contained in this Agreement or in any certificate or other writing required to be delivered pursuant hereto shall survive the Closing (i) with respect to the representations and warranties described in Sections 2.01, 2.02, 3.06 and 4.09, without limitation, (ii) with respect to the representations and warranties described in Sections 2.07, 3.15, 3.16, 3.18 and 4.07, until the date thirty days following the date on which the applicable statute of limitations has expired, including any extensions thereto, and (iii) with respect to any other representations and warranties set forth in Articles II, III and IV, until eighteen months from the Closing Date. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Party seeking indemnification for such claim, then the relevant representations and warranties of the other Party or Parties shall survive as to such claim, until such claim has been finally resolved. The covenants and agreements of the Parties contained in this Agreement or in any certificate or other writing required to be delivered pursuant hereto shall survive the Closing only to the extent contemplated by the terms thereof.

         6.02. INDEMNIFICATIONS. (a) Subject to the limitations and procedures described herein, each of the Sellers, severally but not jointly, shall indemnify and hold harmless, the Buyer, its subsidiaries (including the Company), its controlling persons, the respective directors, officers, employees and agents of any of the foregoing and each of the heirs, executors, successors and permitted assigns of any of the foregoing (each, a "BUYER INDEMNITEE"), from and against any and all claims, losses, liabilities, damages, costs, penalties, fines, costs and expenses (including reasonable attorneys' fees and expenses) (collectively, "DAMAGES"), incurred or suffered by a Buyer Indemnitee resulting from or arising out of (i) an inaccuracy in any of the representations and warranties of such Seller set forth in Article II, (ii) an inaccuracy in any of the representations and warranties of the Sellers set forth in Article III,
(iii) a breach by such Seller of any covenant or agreement of such Seller contained in this Agreement, (iv) such Seller's failure to pay his share, based on his Pro Rata Percentage, of the costs and expenses that are the responsibility of the Sellers under Section 7.04 and/or (v) such Seller's failure to pay his share of the Specified Liabilities assumed by the Sellers under the Assumption Agreement as set forth therein.

         (b) Subject to the limitations and procedures described herein, the Buyer shall indemnify and hold harmless each Seller, and each of the heirs, executors, successors and permitted assigns thereof (each, a "SELLER INDEMNITEE" and, together with a Buyer Indemnitee, an "INDEMNITEE"), from and against any and all Damages incurred or suffered by a Seller Indemnitee resulting from or arising out of (i) an inaccuracy in any of the representations and warranties of the Buyer set forth in Article IV, (ii) a breach by the Buyer of any covenant or agreements of the Buyer contained in this Agreement and/or (iii) costs and expenses that are the responsibility of the Buyer under Section 7.04.

         (c) No individual Seller's indemnification obligation for Damages under
Section 6.02(a)(ii) shall exceed such Seller's Pro Rata Percentage of such Damages.

         (d) No Seller shall be liable for Damages resulting from (i) the inaccuracy of a representation or warranty which is given individually by another Seller or (ii) a breach of a covenant which is the individual obligation of another Seller.

         (e) The indemnification by any Seller in favor of the Buyer Indemnitees contained in Sections 6.02(a)(i) and 6.02(a)(ii), other than with respect to an inaccuracy of such Seller's representations in Sections 2.01, 2.02, 2.07, 3.06, 3.07(c) or 3.15, shall not be effective until the aggregate dollar amount of all Damages indemnified against under such Sections by such Seller exceeds his Pro Rata Percentage of fifty thousand dollars ($50,000) (for each Seller, a "THRESHOLD AMOUNT"), and then only to the extent such aggregate amount exceeds such Seller's Threshold Amount. In addition, the indemnification by any Seller in favor of the Buyer Indemnitees contained in Sections 6.02(a)(i) and 6.02(a)(ii) (other than with respect to an inaccuracy of such Seller's representations in Sections 2.01, 2.07, 3.06 or 3.15, which shall not have a limitation) shall terminate once the dollar amount of all Damages indemnified under such Sections by such Seller exceeds his Pro Rata Percentage of two million, six hundred sixty-seven thousand dollars ($2,667,000).

         (f) The indemnification by the Buyer in favor of the Seller Indemnitees contained in Section 6.02(b)(i), other than with respect to an inaccuracy of the Buyer's representations in Sections 4.07 or 4.09, shall not be effective until the aggregate dollar amount of all Damages indemnified against under such Section exceeds fifty thousand dollars ($50,000) (the "BUYER'S THRESHOLD AMOUNT"), and then only to the extent such aggregate amount exceeds the Buyer's Threshold Amount. In addition, the indemnification by the Buyer in favor of the Seller Indemnitees contained in Section 6.02(b)(i) (other than with respect to an inaccuracy of the Buyer's representations in Sections 4.07 or 4.09, which shall not have a limitation) shall terminate once the dollar amount of all Damages indemnified under such Sections exceeds two million, six hundred sixty-seven thousand dollars ($2,667,000).

         (g) Any recovery made by a Buyer Indemnitee under this Article VI shall be first made from the Escrow Amount in the manner described herein and in the Escrow Agreement and after the Escrow Agreement has terminated, or in the event that the Escrow Amount is insufficient, recovery may be made against the Sellers in any manner permitted by Law, subject to the limitations of Sections 6.02(c), 6.02(d), 6.02(e) and 7.12.

         (h) For purposes of this Article VI, White may use any and all of the Buyer Shares received by him to satisfy any of his indemnification obligations to the Buyer. For such purposes, each Buyer Share shall be valued at the average of the last sale prices for the Buyer Common Stock, as reported by Nasdaq, for the five (5) most recent trading days on which a sale of the Buyer Common Stock occurred preceding the date of the notice from the Buyer asserting its claim (x) for indemnification under this Agreement and/or (y) for release of any of the Escrow Amount under the Escrow Agreement.

         6.03. PROCEDURES; REMEDIES. (a) In order for an Indemnitee to be entitled to any indemnification provided for under Section 6.02 in respect of, arising out of or involving a claim made by any Person against an Indemnitee (a "THIRD PARTY CLAIM"), such Indemnitee must notify the Party or Parties from whom indemnification is being sought (the "INDEMNIFYING PARTY") in writing of the Third Party Claim promptly following receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. Thereafter, such Indemnitee shall deliver to the Buyer (if it is the Indemnifying Party) or to each of the Sellers who is an Indemnifying Party, upon such Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by such Indemnitee relating to the Third Party Claim that are not separately addressed to the Indemnifying Party.

         (b) If a Third Party Claim is made against an Indemnitee, the Indemnitee shall defend and control the defense of the Third Party Claim with counsel of its choice, but the Indemnifying Party shall be entitled to participate in (but not control) the defense thereof, at the Indemnifying Party's cost and expense, with counsel reasonably acceptable to the Indemnitee. Notwithstanding the foregoing, it is understood that with respect to any Third Party Claim against both a Buyer Indemnitee and one or more Sellers, the Buyer Indemnitee shall be entitled to defend and lead the defense thereof with counsel of its choice, but each such Seller shall also be entitled to participate in the defense thereof, at such Seller's cost and expense, with counsel of his choice. Each of the Parties shall fully cooperate in the defense of any Third Party Claim, including, but not limited to, the retention and, upon request of the Indemnitee, the provision to the Indemnitee of records and information that are relevant to the Third Party Claim if not already in the Indemnitee's possession, at the Indemnifying Party's expense. Damages shall not include the fees and expenses of more than one firm of attorneys (plus one local counsel) for all Indemnitees with respect to any single Third Party Claim.

         (c) In its defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge (a

"SETTLEMENT"), such Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably delayed or withheld). If the Indemnifying Party gives such consent, the Indemnifying Party shall be responsible for all Damages related to the Settlement. If the Indemnifying Party withholds or delays such consent, the Indemnitee shall nevertheless be entitled to proceed with and enter into the Settlement, and the issue of whether the Indemnifying Party's consent was reasonably withheld or delayed, taking into account (i) whether the Indemnifying Party has liability for all or any portion of such Third Party Claim under Section 6.02 of this Agreement, disregarding solely for these purposes Sections 6.02(e) and (f) hereof ("SECTION 6.02 LIABILITY"), and (ii) if the Indemnifying Party has any
Section 6.02 Liability (as determined by the Panel (as defined) pursuant to Section 7.12 hereof), (x) the amount of the proposed Settlement and the existing and anticipated costs (monetary and otherwise) of defending and potentially incurring liability with respect to the Third Party Claim and (y) the defenses and counterclaims available to the Indemnitee (clauses (i) and (ii), collectively, the "STANDARDS"), shall, at the request of either the Indemnifying Party or the Indemnitee, be submitted to arbitration pursuant to Section 7.12 hereof. If the Panel determines that the Indemnifying Party has no Section 6.02 Liability, the Indemnifying Party's failure to consent shall be deemed reasonable and the Indemnifying Party shall have no obligation to the Indemnitee with respect thereto. If the Panel determines that the Indemnifying Party has some Section 6.02 Liability and that consent was unreasonably withheld or delayed, taking into account the Standards, then the amount of the Settlement that the Panel determines relates to the Section 6.02 Liability, plus any additional costs resulting from such withholding and/or delay, shall be borne by the Indemnifying Party. If the Panel determines that the Indemnifying Party has some Section 6.02 Liability and that consent was not unreasonably withheld or delayed, taking into account the Standards, then the Panel shall also determine the amount, if any, of a settlement less than the Settlement to which the Indemnifying Party could not have reasonably withheld its consent, taking into account the Standards and the extent to which the Indemnifying Party had Section
6.02 Liability, and such amount shall be borne by the Indemnifying Party, and any amounts of the Settlement in excess thereof borne by the Indemnitee. In connection with any request that the Indemnifying Party consent to a proposed Settlement, the Indemnitee shall provide the Indemnifying Party, at the Indemnifying Party's expense, with such records and information in the Indemnitee's possession (and not already in the Indemnifying Party's possession) as the Indemnifying Party or its counsel may reasonably request for purposes of evaluating the Third Party Claim and the proposed Settlement, subject to the signing of an appropriate confidentiality and/or joint defense agreement. If the Indemnifying Party withholds its consent to the proposed Settlement, the Indemnifying Party shall at such time inform the Indemnitee in writing whether the withholding relates to (i) the Indemnifying Party's belief that it does not have any Section 6.02 Liability with respect to the Third Party Claim, (ii) the Indemnifying Party's belief that the Settlement, disregarding whether or not the Indemnifying Party has any Section 6.02 Liability, is not a reasonable settlement or (iii) both of the foregoing. In no event shall the Panel have any authority to modify, and no award by the Panel shall be enforced, to the extent that it is not in accordance with Sections 6.02(e) and (f) of this Agreement.

         (d) Notwithstanding the foregoing, in the event that a Third Party Claim is brought against both the Indemnifying Party and the Indemnitee, the Indemnitee may only proceed with or enter into any Settlement without the prior written consent of the Indemnifying Party if such Settlement (x) includes a release from the Person bringing the Third Party Claim of the Indemnifying Party in connection with the Third Party Claim to the same extent as the Indemnitee is being released and (y) does not include any admission of fault, culpability or a failure to act by or on behalf of, or impose any obligations or restrictions upon, the Indemnifying Party.

         (e) In the event an Indemnitee should have a claim with respect to which the Indemnitee desires to seek indemnity pursuant to Section 6.02 that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnitee, the Indemnitee shall deliver notice of such claim with reasonable promptness to the Indemnifying Party and, if the claim is against any Seller and the Escrow Agent is holding any of the Escrow Amount (or funds or property derived therefrom), the Escrow Agent. Such notice shall be signed by the Party issuing the notice, shall state (i) the name of the Party against whom the claim is being made, (ii) the amount claimed against such Party and (iii) a statement setting forth the basis for the claim in reasonable detail, and, if notice is being given to the Escrow Agent, and shall otherwise comply with the requirements of the Escrow Agreement. The failure by the Indemnitee so to notify the Indemnifying Party shall not affect any recovery to which the Indemnitee may be entitled pursuant to Section 6.02, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure and except that, if notice is not received by the Escrow Agent by 5:00 p.m. New York City time on August 10, 2001, no claim may be made against such property held by the Escrow Agent.

         (f) Following the Closing, the sole and exclusive remedy of the Buyer, on the one hand, and the Sellers, on the other hand, with respect to any and all monetary claims arising from any breach of this Agreement by the other shall be pursuant to the indemnification provisions set forth in this Article VI, the Escrow Agreement and the arbitration provisions of Section 7.12. Nothing in this
Article VI, the Escrow Agreement or Section 7.12, however, is intended to limit the rights and remedies available to any Party for a claim of common law fraud.

                                  ARTICLE VII.

                                  MISCELLANEOUS

         7.01. NOTICES. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, by facsimile or e-mail (if receipt is confirmed by the recipient) or sent by messenger or overnight courier service which provides evidence of delivery or by certified or registered mail, return receipt requested, postage prepaid, and shall be deemed given when received, as follows:

         If to the Buyer, to:

         Maxcor Financial Group Inc.
         2 World Trade Center, 84th floor
         New York, NY 10048
         Attn: General Counsel
         Facsimile: (212) 748-7979
         E-mail: RSCHWED@EBI.COM

         If to the Sellers, to:

         c/o Roy M. Korins, Esq.
         Esanu Katsky Korins & Siger, LLP
         605 Third Avenue
         New York, NY 10158
         Facsimile: (212) 953-6899
         E-mail: RKORINS@EKKS.COM

         with a copy to McCully

         If to White or Bunch, to:
         c/o Roy M. Korins, Esq.
         Esanu Katsky Korins & Siger, LLP
         605 Third Avenue
         New York, NY 10158
         Facsimile: (212) 953-6899
         E-mail: RKORINS@EKKS.COM

         If to McCully, to:

         c/o Jonathan Lapin, Esq.
         575 Madison Avenue
         Suite 2514
         New York, NY 10022
         Facsimile: (212) 755-6385
         E-mail: Jlapin@constantin.com

         7.02. SELLERS' REPRESENTATIVE. Each Seller hereby irrevocably appoints White (the "SELLERS' REPRESENTATIVE") as his agent and true and lawful attorney-in-fact to act in the name of and for and on behalf of each Seller in connection with Sections 5.05 and 5.13 of this Agreement, and the Buyer shall have the absolute right and authority to rely upon the acts taken or omitted to be taken by the Sellers' Representative on behalf of the Sellers in connection with such Sections, without any duty to inquire as to the acts and omissions of the Sellers' Representative. The Sellers' Representative shall not be liable to any of the Sellers or their Affiliates for any decisions made or actions taken by the Sellers' Representative in good faith, absent gross negligence by the Sellers' Representative, but shall use his good faith efforts to provide reasonably contemporaneous notice to the other Sellers of any material actions taken by him under Section 5.13.

         7.03. AMENDMENTS AND WAIVERS. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in a writing specifically referencing this Agreement and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

         7.04. COSTS AND EXPENSES. Except as otherwise provided herein, all costs and expenses of the Company and the Sellers incurred in connection with this Agreement and the Closing shall be borne and paid by the Sellers, and all costs and expenses of the Buyer in connection with this Agreement and the Closing shall be borne and paid by the Buyer. Transfer taxes, if any, in connection with the sale and transfer of the Shares to the Buyer shall be borne and paid by the Sellers.

         7.05. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, legal representatives and permitted assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party, except that the Buyer may designate, without the consent of any other Party, any of its wholly owned subsidiaries as the entity to perform its rights and obligations hereunder, including, but not limited to, the purchase of the Shares and/or the Notes, but no such designation shall relieve the Buyer of its obligation to cause delivery of the Buyer Shares and the Restricted Shares and payment of the Consideration, the Note Consideration and other amounts at the Closing.

         7.06. ENTIRE AGREEMENT. This Agreement, together with the exhibits and schedules hereto and the other instruments referred to herein, the Confidentiality Agreements and the License Agreement, embody the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, including the letter agreement, dated June 15, 2000, as heretofore amended, by and among the Buyer, the Company, Consultant and the Sellers. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any Party.

         7.07. INTERPRETATION. Unless otherwise specified, references contained in this Agreement to a Section, Article, Exhibit or Schedule shall be to Sections, Articles, Exhibits and Schedules of or to this Agreement. Unless the context otherwise requires, references to "herein" or "hereof" shall be construed as referring to the entire Agreement, and not solely to the specific Section or paragraph in which they appear. References herein to "the Sellers' knowledge" or "the knowledge of the Sellers" or equivalent phrases shall mean to the knowledge of any of the Sellers, after due inquiry.

         7.08. JOINT DRAFTING. Each of the Parties has been represented by counsel in connection with this Agreement and the other Acquisition Agreements and has participated in the drafting of this Agreement and the other Acquisition Agreements. Accordingly, neither this Agreement nor any of the other Acquisition Agreements shall be interpreted against or in favor of any of the Parties on the basis that any of the Parties participated or did not participate in the drafting hereof or thereof.

         7.09. REMEDIES; ATTORNEYS' FEES. Except as set forth in Article VI and
Section 7.12, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. In the event of any breach of this Agreement or any other Acquisition Agreement by the Buyer (or, after the Closing, the Company), on the one hand, or by any of the Sellers (or, prior to the Closing, the Company), on the other hand, the non-breaching party shall be entitled, in addition to any other right and remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining such breach. In any action seeking an injunction to enforce or prevent the breach of this Agreement or any other Acquisition Agreement, the prevailing party in such action (or the party that prevails with respect to the preponderance of substantive claims in such action ) shall be entitled to recover all of its reasonable costs and expenses, including reasonable attorneys' fees (including reasonable allocations of the costs of any in-house counsel), that are reasonably attributable to the claims as to which it has prevailed.

         7.10. SEVERABILITY. Whenever possible, each provision of this Agreement and each other Acquisition Agreement shall be interpreted in such a manner as to be effective and valid under all applicable laws. However, in the event that any such provision or portion thereof shall be held by an arbitrator or court of competent jurisdiction to be invalid, illegal or unenforceable by reason of its duration, geographical scope, extent or otherwise (the "INVALID PROVISION"), then it is the specific intent of the Parties that (i) for purposes of the application of the Invalid Provision in such instance, the Invalid Provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, (ii) the Invalid Provision be enforced in its remaining form (e.g., with reduced duration, geographical scope, extent, etc., as the case may be), (iii) a suitable and equitable provision be substituted for the modified portion of the Invalid Provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of such modified portion, (iv) the interpretation or application of the Invalid Provision in any other instances, under any other laws or jurisdictions or to any other circumstances shall not be affected thereby and (v) all other provisions of this Agreement and each other Acquisition Agreement shall remain in full force and effect, and not be affected by such invalidity, illegality or unenforceability of the Invalid Provision or any modification thereof or substitution therefor.

         7.11. COUNTERPARTS; THIRD PARTY BENEFICIARIES. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Executed counterparts of this Agreement may be delivered by facsimile transmission. Except for an Indemnitee under Article VI, no provision of this Agreement is intended to confer upon any Person other than the Parties, and their respective heirs, successors, legal representatives and permitted assigns, any rights or remedies hereunder.

         7.12. ARBITRATION OF DISPUTES. (a) For purposes of this Section 7.12, references to "Acquisition Agreement" or "Acquisition Agreements" shall only be deemed to mean this Agreement, the Escrow Agreement and/or the Assumption Agreement. Except as provided in this Section 7.12, and except to the extent any Party may be entitled to the remedy of specific performance or other injunctive relief with respect to any covenant or other agreement contained in this Agreement or any of the other Acquisition Agreements, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement, any of the other Acquisition Agreements or the interpretation hereof or thereof or any arrangements relating hereto or thereto or contemplated herein or therein, or the breach, termination or invalidity hereof or thereof, including, but not limited to, the determination as to whether the representations and warranties of any Party are inaccurate or whether any Party has breached its or his covenants or as to the reasonableness of any consent withheld or delayed under
Section 6.03 hereof, shall be settled exclusively and finally by arbitration. It is specifically understood and agreed that any disagreement, dispute or controversy which cannot be resolved between the relevant Parties may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justiciable or ripe for resolution by a court or arbitral tribunal.

         (b) The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association (the "ARBITRATION RULES"), except as those rules conflict with the provisions of this
Section 7.12, in which event the provisions of this Section 7.12 shall control. The arbitral tribunal shall consist of a three arbitrators, at least one of whom shall be an attorney with significant experience in commercial purchase and sale of business transactions, chosen in accordance with the Arbitration Rules (the "PANEL"). The arbitration shall be held and conducted in the borough of Manhattan, New York.

         (c) Any decision or award of the Panel shall be final and binding upon the parties to the arbitration proceeding. The Parties hereby waive to the extent permitted by law any rights to appeal or to review of such award by any court or tribunal. The Parties agree that the Panel's award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the Panel's award may be entered in any court having jurisdiction thereof.

         (d) Conformity to the legal rules of evidence shall not be required in the arbitration. At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing party. No evidence of any witness shall be presented in written form unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the proceeding otherwise agree in writing or except under extraordinary circumstances where the interests of justice require a different procedure.

         (e) The Panel shall, to the extent reasonably practicable, hold and conduct all proceedings under this Section 7.12 (including any discovery agreed upon by the parties or permitted by the Panel) on a reasonably expedited basis, consistent with the intention of the Parties that any disputes between or among them be resolved promptly. The decision of the Panel shall be issued in writing, with reasonable supporting detail as to the reasons underlying the decision, not later than thirty days after the submission of final written arguments by the parties to the proceeding and/or the conclusion of a hearing, if any, held by the Panel. The decision of the Panel shall be made in accordance with the standards set forth in this Section 7.12 and in the Acquisition Agreement or Acquisition Agreements that are the subject of the dispute, and the Panel, except as contemplated by Section 7.10 hereof, shall have no power to modify or amend this Agreement or any of the other Acquisition Agreements.

         (f) In connection with its decision, the Panel shall be required (i) to declare one Party as the "prevailing party" with respect to the proceeding, either because it prevailed as to all matters at issue in the proceeding or because it prevailed with respect to the preponderance of the substantive matters at issue in the proceeding, (ii) to require the other parties to the arbitration to reimburse such "prevailing party" for all of its reasonable costs and expenses, including reasonable attorney's fees and expenses (including reasonable allocations of the costs of any in-house counsel), incurred in connection with such proceeding that are reasonably attributable to the matters as to which it has prevailed, and (iii) to allocate all of the costs of the Panel to the party that is not the "prevailing party." This requirement is set forth in accordance with the intention of the Parties that where one of them was correct at the outset and should not have been required to incur the expense of an arbitral proceeding, the other party or parties to the proceeding should pay those expenses. Notwithstanding the foregoing, allocations of costs among any Sellers that are parties to the proceeding shall be consistent with their Pro Rata Percentages.

         (g) This Section 7.12 shall not prohibit or limit in any way a Party from seeking or obtaining preliminary or interim injunctive or other equitable relief from a court for a breach or alleged breach of any of the covenants and agreements contained in this Agreement or any other Acquisition Agreement. Any court order obtained by a Party requiring performance of any such covenant or agreement shall remain in effect until dissolved or modified by the court or until superseded by an arbitral award.

         7.13. GOVERNING LAW; JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE, PROVIDED, HOWEVER, THAT ANY ARBITRATION UNDERTAKEN IN ACCORDANCE WITH SECTION 7.12 HEREOF SHALL BE GOVERNED IN ALL RESPECTS EXCLUSIVELY BY THE PROVISIONS OF SAID SECTION 7.12 AND THE ARBITRATION RULES. Notwithstanding the foregoing, a Party may seek judicial injunctive relief pursuant to Section 7.09 hereof, and each of the Parties, for purposes of seeking and obtaining such injunctive relief and/or for purposes of enforcement of an award of the Panel, hereby (i) submits to the jurisdiction of the courts of New York State in and for New York County and/or any Federal court held therein, which jurisdiction shall be exclusive for purposes of seeking such injunctive relief and non-exclusive for purposes of enforcing an award of the Panel, and (ii) irrevocably consents to the exercise of personal jurisdiction over such Party by such courts, agrees that venue shall be proper in such courts and irrevocably waives and releases any and all defenses in such courts based on lack of personal jurisdiction, improper venue and/or forum non conveniens. Each Party hereby consents to process being served in any such action or proceeding by the delivery of a copy thereof to the address set forth in Section 7.01 above by certified or registered mail, return receipt requested, or by messenger or overnight delivery service which provides evidence of delivery, and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this Section 7.13 shall affect or eliminate any right to serve process in any other matter permitted by Law.

         7.14. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the Parties as of the day and year first above written.

                                    MAXCOR FINANCIAL GROUP INC.


                                    By: /s/ KEITH E. REIHL
                                        --------------------------------
                                        Keith E. Reihl,
                                        Chief Financial Officer




                                    the Sellers:


                                    /s/ DANIEL A. WHITE
                                    ------------------------------------
                                    Daniel A. White

                                    /s/ JOHN P. BUNCH
                                    ------------------------------------
                                    John P. Bunch

                                    /s/ ROBERT MC CULLY
                                    ------------------------------------
                                    Robert McCully

Solely for purposes of Section 5.16:

MAXCOR INFORMATION INC.


By: /s/ KEITH E. REIHL
    --------------------------------
    Keith E. Reihl,
    Chief Operating Officer